SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of February 6, 1998 (the "Agreement")

                                      AMONG

Woodhead Industries, Inc., a company organized under the laws of Delaware with offices at Three Parkway North, Suite 550, Deerfield, Illinois 60015, USA ("Woodhead") represented herein by Mr. Francesco Gianni, pursuant to power of attorney granted to him by Mr. Robert J. Tortorello in his capacity as legal representative of Woodhead Industries Inc., directly or through one or more companies designated by Woodhead that are directly or indirectly controlled by Woodhead (hereinafter, the "Purchaser");

                                                            - ON THE ONE SIDE -

Mr. Ferdinando Piazzolla, an Italian citizen born in Milan, on February 26, 1927, domiciled at Via Carnia no. 20, Milan, Fiscal Code no. PZZFDN27B26F205Y (hereinafter, "Mr. Piazzolla"), and Mrs. Renata Dianati Piazzolla, an Italian citizen, born in Milan, on August 3, 1930, domiciled at Via Carnia no. 20, Milan, Fiscal Code no. DNTRNT30M43F026T (hereinafter, "Mrs. Piazzolla"), (hereinafter, Mr. Piazzolla and Mrs. Piazzolla collectively referred to as the "Sellers"), represented herein by Mr. Eugenio Mascheroni pursuant to power of attorney granted to him by Mr. Piazzolla and Mrs. Piazzolla;

                                                          - ON THE OTHER SIDE -

(hereinafter, the Purchaser and the Sellers collectively referred to as the "Parties"),

                                     WHEREAS


- the Sellers own (respectively Mr. Piazzolla 60% and Mrs. Piazzolla 40%) all of the issued and outstanding shares of mPm S.p.A., a company organized under the laws of Italy, with registered office at Via Maggiolini Giuseppe e F.C. no. 4, Milan
       (hereinafter, "mPm");

- the Sellers own (respectively Mr. Piazzolla 60% and Mrs. Piazzolla 40%) all of the issued and outstanding shares of mPm Group S.p.A., a company organized under the laws of Italy, with registered office at Via Maggiolini Giuseppe e F.C. no. 4, Milan (hereinafter "mPm Group" and together with mPm, the "Companies");

- mPm is engaged in the following areas of operations: (a) manufacturing, distribution and sale of mechanical and electromechanical equipment and products and (b) all activities instrumental to, or related to those indicated in the preceding letter (a); and (c) any other activity that is ancillary, related or appropriate to achieve the corporate purpose (hereinafter, the "mPm Activities");

- mPm Group is engaged in the following areas of operations: (a), distribution of electric and electronic products; (b) agency in such sectors; (c) supply of data processing, computerized and statistical services; and (d) any other activity that is ancillary, related or appropriate to achieve the corporate purpose (hereinafter, the "mPm Group Activities");

       (hereinafter, the mPm Activities and the mPm Group Activities collectively referred to as the "Business");

- mPm owns 80% in mPm Elettronica S.r.l., a company organized under the laws of Italy, with registered office at Via Donizetti no. 38, Milan (hereinafter, "mPm Elettronica");

- mPm Group owns the following shareholding participation in the following companies:


       (i) 100%in mPm Handels GmbH, a company organized under the laws of Germany, with registered office at Holzkirchen 83607 (hereinafter, "mPm Handels");

       (ii) 20% in mPm Systems Limited, a company organized under the laws of the United Kingdom, with registered office at Warwickshire, UK, (hereinafter, "mPm Systems");

       (iii) 35% in E.L. Sind S.r.l., a company organized under the laws of Italy, with registered office at Via Maggiolini n. 4, Milan (hereinafter, "EL Sind");

       (hereinafter, mPm Elettronica, mPm Handels, mPm Systems, and EL Sind collectively referred to as the "Subsidiaries");

- mPm also owned 80% in MIN-TEC Industriale S.r.l., a company organized under the laws of Italy, with registered office in Milan, and main offices at Via Nuova Valassina 1/3, in Arosio (CO) (hereinafter, "MIN-TEC"), which shares have been transferred to the Sellers by deed of Notary Public Mr. Mascheroni dated December 29, 1997, Rep. 105274/18263;

- the Sellers wish to sell, and the Purchaser wishes to purchase, 100% of the issued and outstanding shares of the Companies consisting in no. 100,000 shares of mPm and no. 100,000 shares of mPm Group (hereinafter, collectively the "Shares"), directly or through one or more companies to be designated by the Purchaser, on or before the Closing Date as defined herein (and the term Purchaser as used throughout this Agreement shall be deemed to include such company or companies, when designated), upon the terms and subject to the conditions hereinafter set forth and in reliance upon the representations, warranties, covenants and indemnities of the Sellers contained herein.

       NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and indemnities herein contained, the Parties hereto agree as follows.

                                    ARTICLE 1
                     RECITALS; DEFINITIONS; INTERPRETATIONS

1.1 RECITALS. All the foregoing recitals represent an integral and material part of this Agreement.

1.2 DEFINITIONS. Enclosure 1 hereto sets forth the definitions used in this Agreement.

1.3 GENDER AND NUMBER. Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.4 HEADINGS, ETC. The provision of a table of contents, the division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.5 CURRENCY. All references in this Agreement to currency, unless otherwise specifically indicated, shall be in Italian currency.

1.6 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

1.7 ADVERSE CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and without implying a presumption that the terms thereof shall be more strictly construed against one party as opposed to another by reason of the rule of construction that a document is to be construed more strictly against the party who has prepared the same, it being agreed that the representatives of all

Parties have participated in the preparation hereof and negotiation of this Agreement.

1.8 INCORPORATION OF ENCLOSURES AND SELLERS' DISCLOSURE SCHEDULE. The following are the Enclosures attached to and incorporated in this Agreement (being it understood that Enclosures 2, 7, 9 and 10 shall be entered into and delivered at the Closing Date):

1.     Definitions.
2.     Escrow Agreement.
3.     Representations and Warranties of Sellers.
4.     Representations and Warranties of Purchaser.
5.     Opinions of Sellers' Counsels.
6.     Financial Statements.
7.     Standard Consulting Agreement.
8(a).  Sellers' Closing Certificate.
8(b).  Purchaser's Closing Certificate.
9.     Standard Non-Competition Agreement.
10.    MIN-TEC Supply Agreement.
11.    Environmental actions.
12.    Deed of Purchase of 100% of the capital of mPm Handels GmbH.

The Sellers' Disclosure Schedule is also attached to and incorporated into this Agreement.


                                    ARTICLE 2
                                SALE AND PURCHASE


2.1 SALE AND PURCHASE. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Sellers no. 100,000 shares of mPm capital stock, and no. 100,000 shares of mPm Group capital stock equal to 100% (but not less than 100%) of the Shares free and clear of all Liens, for the consideration specified in Section 2.3 hereof, subject to adjustment as provided in Section 2.6 hereof.

2.2 CLOSING. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Banca Commerciale Italiana, located in Milan, Corso di Porta Nuova, 7, at 1:00 a.m. on the later of February 27, 1998, or promptly following the satisfaction or waiver of each of the conditions contained in this Agreement, or at such other date, time and place as the Parties may agree in writing (the "Closing Date"). At the Closing Date:

a) the Sellers shall duly endorse in favor of the Purchaser and shall deliver to the Purchaser the certificates representing 100% of the Shares free and clear from any Liens, and the shareholders' books of the Companies;

b) the Sellers shall execute and deliver the Sellers' Closing Certificate substantially in the form of Enclosure 8(a) and all other documents and instruments required to be executed or delivered under this Agreement by the Sellers before or at the Closing;

c) the Purchaser shall execute and deliver the Purchaser's Closing Certificate substantially in the form of Enclosure 8(b) and all other documents and instruments required to be executed or delivered under this Agreement by the Purchaser before or at the Closing;

d) the Purchaser shall pay to the Sellers the Cash Purchase Price, as described in Section 2.4 of this Agreement and shall deposit the Escrow Purchase Price, as described in Section 2.5 of this Agreement.

2.3 PURCHASE PRICE. Subject to Section 2.6 below, the purchase price for the Shares as well as for the non-competition undertakings set forth in the non-competition agreement to be entered into in the form of Enclosure 9 shall be equal to the total amount of Lire 51,568,000,000.

The Sellers hereby confirm to the Purchaser that upon receipt of the Cash Purchase Price they will transfer to Mr. Paolo Piazzolla the agreed upon compensation for Mr. Paolo Piazzolla non-competition undertakings and that Mr. Paolo Piazzolla is fully satisfied as to the agreed amount of such compensation.

Of such total amount (hereinafter, referred to as the "Purchase Price"):

- Lire 48,968,000,000 shall be the price for the purchase by the Purchaser of 100% of the shares of mPm; and

- Lire 2,600,000,000 shall be the price for the purchase by the Purchaser of 100% of the shares of mPm Group.

Subject to following Section 2.6, the Purchase Price shall be paid to Sellers as follows.

2.4 PAYMENT OF PURCHASE PRICE. At Closing the Purchaser shall pay to the Sellers the Purchase Price and particularly: (i) an amount equal to the Purchase Price minus the Escrow Purchase Price as below defined (hereinafter, the "Cash Purchase Price"), shall be paid in the manner indicated in the following Subsection 2.4.1; and (ii) the Escrow Purchase Price shall be paid in the manner indicated in the following Section 2.5.

2.4.1 PAYMENT OF CASH PURCHASE PRICE. The Cash Purchase Price shall be allocated among the Sellers as follows (the "Cash Purchase Price Fractions"):

-      Mr. Piazzolla: 60% of the Cash Purchase Price;

-      Mrs. Piazzolla: 40% of the Cash Purchase Price.

       The payment of the Cash Purchase Price Fractions shall be made by wire transfer, in immediately available funds, value date as of the Closing Date, to the bank accounts that shall be indicated in writing by the Sellers to the Purchaser not later than 10 Business

Days prior to the Closing Date.

2.5 ESCROW PURCHASE PRICE. At Closing the Purchaser, on the account of the Sellers, shall deposit Lire 5,000,000,000 (five billion Lire) in escrow (hereinafter, the "Escrow Purchase Price") with the Escrow Agent, pursuant to an escrow agreement substantially in the form of Enclosure 2 hereto.

2.6  ADJUSTMENT OF THE PURCHASE  PRICE.  Without  prejudice to the provisions of
Article 9, the Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.6.

2.6.1 CLOSING STATEMENT. Within 90 (ninety) days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers a closing statement of the assets and liabilities of the Companies and Subsidiaries, on a consolidated basis, as of the Closing Date, including a statement of the net income for the period from August 1, 1997 through the Closing Date and prepared on the basis of the Accounting Principles, consistent with the Financial Statements (hereinafter, the "Closing Statement"). The Closing Statement shall specifically include:

(a) balance sheets of the Companies as of the close of business on the Closing Date (the "Closing Balance Sheets"), which shall present fairly the financial position of the Companies at such date;

(b) statements of income (the "Closing Income Statements") of the Companies for the interim period starting on August 1, 1997 and ending on the Closing Date (which shall include any and all taxes paid and payable by the Companies in connection with the Preclosing Transfers, as defined in Section 6.4 below); and

(c) the Inventory of the Companies as of the Closing Date (the "Closing Inventory"). The Closing Inventory shall list, by part number, the type, quantity and value of the inventory as of the Closing Date. Representatives of the Sellers and the Purchaser shall initial the inventory lists;

(d) a separate statement of the accounts receivable of the Companies as of the Closing Date (the "Closing Accounts Receivable") with the indication of the relevant allowance for doubtful accounts.

2.6.2 PURCHASE PRICE REDUCTION. The Parties acknowledge that the Purchase Price has been determined on the basis of the July 31, 1997 combined net worth of the Companies, which the Sellers represent to be equal to Lire 9,424,727,863, as derived from the financial statements as of July 31, 1997. Based on the above and subject to Section 2.6.3 below:

(i) in the event the Companies realize any income from August 1, 1997 through Closing Date the Purchase Price shall be reduced by any Lira amount by which the combined net worth of the Companies at Closing (the "Closing Net Worth") is lower than
              (i) Lire 9,424,727,863; plus (ii) the combined net income of the Companies, deriving from operations and extraordinary gains, from August 1, 1997 through Closing Date, as shown in the Closing Income Statement; and minus (iii) the after tax impact on the Closing Net Worth deriving from the write-off by mPm of the outstanding loan in favor of MIN-TEC for an amount equal to Lire 1,831,000,000, being such impact equal to Lire 857,000,000; provided that the combined net income of the Companies from August 1, 1997 through Closing Date, shown as above, shall accrue to the benefit of the Purchaser;

(ii) in the event the Companies realize a loss from August 1, 1997 through Closing Date, the Purchase Price shall be reduced by any Lira amount by which the Closing Net Worth is lower than the July 31, 1997 combined Net Worth of the Companies, equal to Lire 9,424,727,863, minus the after tax impact on the Closing Net Worth deriving from the write-off by mPm of the outstanding loan in favor of MIN-TEC for an amount equal to Lire 1,831,000,000 being such impact equal, according to Sellers' opinion, to Lire 857,000,000;

        (the "Purchase Price Reduction").

2.6.3  Closing  Statement  Disputes.  a)  Subject to Section  2.6.3(a),  the

Closing Statement delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the Parties hereto.

(a) (i) The Sellers may dispute any amount reflected on the Closing Statement by written notice delivered to the Purchaser within 45 days of Sellers' receipt of the Closing Statement, specifying each disputed item, the amount thereof and the basis on which such dispute is made. The Sellers, at their own expense, may cause Arthur Andersen, or such other internationally recognized firm of independent accountants jointly designated by the Sellers and reasonably acceptable to the Purchaser (the "Sellers' Accountants") to conduct an audit, review or other report of the Closing Statement. The report of the Sellers' Accountants referred to in the second sentence of this sub-paragraph must accompany Sellers' written notice of dispute.

       (ii) In the event of such a dispute, the Purchaser and the Sellers shall attempt to reconcile their differences and any resolution reached by them as to any disputed amounts shall be final, binding and conclusive on the Parties, and the Purchaser shall revise the Closing Statement to reflect any such resolutions and may adjust the Closing Statement in light of any such dispute, in each case within 20 days of Sellers' written notice of dispute to the Purchaser.

       (iii) If Purchaser and Sellers are unable to reach a solution within the later of (x) 20 days of Sellers' written notice of dispute to the Purchaser and (y) 20 days after Purchaser's delivery of an adjusted Closing Statement pursuant to clause (ii) above, the Purchaser and the Sellers shall submit the items remaining in dispute for resolution to an internationally recognized firm of independent accountants (the "Third Accounting Firm"), to be jointly selected by the Parties, or in case of disagreement between them, by the Chairman of the Tribunal of Milan. The Third Accounting Firm shall, within 30 days after submission, determine and report to the Parties upon such remaining disputed items in accordance with the provisions hereof. The report of the Third Accounting Firm will be final, binding and conclusive on the Parties hereto. The Third

       Accounting  Firm  shall  make  such   determination  in  its  sole
       discretion on the basis of the Accounting Principles and any variation from such Accounting Principles provided under this Agreement or resulting from the Seller's Disclosure Schedule. In the event the Third Accounting Firm selected as indicated above does not submit its determination and report within the aforementioned deadline, as it may be extended by mutual agreement of the Parties, each Party shall have the right to request the Chairman of the Tribunal of Milan to select a new Third Accounting Firm that shall carry out the above indicated activities. The fees and disbursements of the Third Accounting Firm shall be allocated between the Purchaser and the Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Third Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

       (iv) Within 5 (five) days following the delivery of the report of the Third Accounting Firm to the Parties hereto, the Purchase Price Reduction plus interest calculated at the rate of the one year BOT as published on the Sole 24 Ore in effect on the date of payment, computed from the Closing Date to the day of actual payment, shall be paid by the Sellers to the Purchaser. The obligation to pay the Purchase Price Reduction shall be joint and several among the Sellers.


       (v) It is understood that any dispute having a legal nature which may rise between the parties in connection with the Closing Statement shall be subject to the arbitration procedures set forth under Article 10 of this Agreement.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS


The Sellers, jointly and severally, make the representations and warranties contained under Enclosure 3 hereto, and acknowledge that they are correct and true as of the date of this Agreement and they shall be correct and true as of the Closing Date and that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Shares.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the representations and warranties contained in Enclosure 4 hereto, and acknowledges that they are correct and true as of the date of this Agreement and they shall be correct and true as of the Closing Date and that the Sellers are relying upon such representations and warranties in connection with the sale of the Shares.

                                    ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Unless otherwise indicated herein, the covenants, representations and warranties of the Sellers contained in this Agreement, Enclosures or Sellers' Disclosure Schedules hereto, and any agreement, instrument, certificate or other document executed or delivered pursuant hereto or thereto (being it understood that with regard to the representations and warranties reference shall be made to Article 3 and Enclosure 3 hereof) shall survive the Closing of the transactions contemplated hereby until the end of the 24th month after the Closing Date, except for:

a) the representations and warranties of the Sellers related to title of the Shares contained in Section 3.5 of Enclosure 3 as well as those related to tax matters contained in Section 3.35 of Enclosure 3, which shall survive until the 90th day following the date of expiry of the applicable statute of limitation;

b) the representations and warranties of the Sellers related to employees and employees' benefit matters including social security contained in Section 3.36 of Enclosure 3, which shall survive until the fifth anniversary of the Closing Date;

c)     the   representations   and   warranties   of  the  Sellers   related  to
       Environmental Matters contained in Section 3.38 of Enclosure 3, which shall survive until the fifth anniversary of the Closing Date.

5.2 SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Unless otherwise provided herein, the representations and warranties of the Purchaser contained in this Agreement, Enclosures or Sellers= Disclosure Schedules hereto or in any document, certificate or undertaking given pursuant hereto or thereto (being it understood that with regard to the representations and warranties reference shall be made to Article 4 and Enclosure 4 hereof) shall survive the Closing of the transactions contemplated hereby until the end of the 24th month after the Closing Date.

5.3 INTERRUPTION DUE TO NOTICE OF CLAIM. For the purpose of this Article 5, it is agreed that each representation and warranty, and covenants contained in this Agreement, Enclosures or Schedules hereto will continue to survive beyond the relevant terms indicated under Sections 5.1 and 5.2. above, until the relevant Claim of Indemnity has been resolved pursuant to Article 9 or, as the case may be, Article 10 of this Agreement, to the extent that a notice of claim is given, in good faith, by a Party to the other pursuant to Section 9.4, prior to the expiration of such terms.

                                    ARTICLE 6
                                CLOSING COVENANTS


6.1 PRESS RELEASES. The Sellers and the Purchaser will mutually agree upon any public announcements pertaining to this Agreement and the purchase of the Shares and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law or pursuant to any listing agreement or designation criteria with any national securities exchange, in which case the

Party proposing to issue such public announcement shall use all reasonable efforts to consult, in good faith, with the other Party before issuing any such public announcement.


6.2 OPERATION OF THE BUSINESS PENDING THE CLOSING. At all times during the period between the date hereof and the Closing Date (hereinafter, the "Interim Period"), the Sellers undertake that the Companies and each of the Subsidiaries will conduct its business and operations only in the ordinary course and consistent with past practice, including but not limited to, maintaining normal working capital levels consistent with past practice. In addition, except as permitted below, or provided for under Sections 6.3 and 6.4 of this Agreement, the Sellers undertake that the Companies and each of the Subsidiaries, during the Interim Period, will not:

a) whether directly or by way of guarantee or otherwise create, incur, assume, prepay or refinance any long-term debt or create, incur, assume any short-term debt for money borrowed, or make any loans, advance or capital contributions to, or investment in, any Person;

b) increase in any manner the compensation (wages, salaries, bonuses or other compensation) of any of its officers, directors, "dirigenti" or employees, except if such increase is required by law or by collective labor agreements and is consistent with past practice and in the ordinary course of business;

c) except for the Preclosing Transfers pursuant to Section 6.4 of this Agreement, sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any properties or assets (excluding inventory in the ordinary course of business and consistent with past practice and through regular trade channels), real, personal or mixed, for a purchase price, which individually or in the aggregate, exceeds Lire 8,500,000 (eight million five hundred thousand);

d) make any capital expenditures or capital additions or improvements, which individually or in the aggregate exceeds Lire 18,000,000 (eighteen million Lire) per month;

e) pay or declare any dividend in cash or stock or other assets or allow other equity withdrawal or make any distribution, bonus or profit sharing distribution or similar payment in cash or stock or other assets;

f) issue any stock or other securities or (rights to acquire stock or other securities) of the Companies and/or any of the Subsidiaries;


g) incur any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceeds Lire 42,000,000 (forty two million Lire); except those relating to the purchase of Inventory in the ordinary course of business and consistent with past practice;

h)     permit any of its property or assets to be subjected to any Liens;

i)     write-off as uncollectible any notes or accounts receivable;

l)     cancel or waive any material claims or rights;

m) make any change in any method of management, operation or accounting or auditing practice;

n)     cancel or reduce any of its insurance coverage;

o)     permit any Authorization or any Intellectual Property Rights to expire;

p)     adopt any amendment to the by-laws of the Companies or the Subsidiaries;

q) enter into, extend, amend or renew any contract, agreement, supply agreement or other obligation, including any labor contract or collective bargaining agreement, except in the ordinary course of business consistent with past practice;

r)     resolve  upon  the  liquidation,   dissolution,   merger,  consolidation,
       restructuring, recapitalization or other reorganization of the Companies or the Subsidiaries;

s)     agree, whether or not in writing, to do any of the foregoing.

6.2.1 BEST EFFORTS DURING THE INTERIM PERIOD. The Sellers undertake that, during the Interim Period, each of the Companies and each of the Subsidiaries will use their best efforts, to:

a) maintain adequate levels of inventories to carry on the Business in the ordinary course and consistent with past practice;

b)     keep available the services of their employees;

c) maintain the relations and goodwill with the suppliers, customers, distributors and any others with which they have business relations;

d)     preserve the possession and control of their properties and assets;

e) preserve the confidentiality of any confidential or Proprietary Information of the Business;

f)     pay and discharge their liabilities in the ordinary course of business;
       and

g) conduct the Business in such a manner that on the Closing Date the representations and warranties of the Sellers contained in this Agreement will be true, correct and complete as if such representations and warranties were made on and as of such date.

6.3 UK SUBSIDIARY  TRANSFERS.  Prior to or  concurrently  with the Closing,  the
Sellers shall cause (i) mPm Systems to complete the sale of certain of its assets to Aero-Motive (U.K.) Limited, a U.K. corporation and a subsidiary of
Purchaser,   free  and  clear  of  any   encumbrances  in  accordance  with  the
instructions provided by the Purchaser; and (ii) mPm to sell its entire shareholding in mPm Systems to the other current shareholders of such company (the transfers under (i) and (ii) collectively referred to as the "UK Subsidiary Transfers").

6.4 PRECLOSING TRANSFERS. Prior to or concurrently with the Closing, the Sellers shall, directly or indirectly:

(i) acquire from mPm its entire shareholding in MIN-TEC for a price equal to Lire 40,000,000 (forty million); and

(ii) acquire from mPm Group (a) the property located in Monza, via Ramazzotti for the purchase price of Lire 975,000,000 (nine hundred seventy five million); and (b) the property located in Arosio for the purchase price of Lire 2,878,000,000 (two billion eight hundred seventy eight million);

(altogether the transfers under (i) and (ii) above the "Preclosing Transfers") provided that any equipment owned by the Companies which is located at the MIN-TEC facilities or elsewhere shall remain the property of the Companies.

6.5 REPAYMENT OF MIN-TEC LOAN. Prior to or concurrently with the Closing, the Sellers shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of the repayment by MIN-TEC of a portion of its outstanding indebtedness to mPm, in the amount of Lire 650,000,000 (the "Repayment of the "MIN-TEC Loan").

6.6 NORSTAT AGREEMENT. The Sellers shall cause mPm Group to enter into an agreement with Norstat, Inc., a company organized under the laws of the United States (hereinafter, "Norstat"), to terminate or modify the distribution agreement dated February 22, 1997, between mPm Group and Norstat (hereinafter, the "Norstat Agreement") in accordance with the instructions provided by the Purchaser.

6.7 NON COMPETITION, CONSULTING AND SUPPLY AGREEMENTS. Prior to or concurrently with the Closing the Sellers:

(i) shall execute and shall cause Paolo Piazzolla to execute a non-competition agreement with the Purchaser, substantially in the form of Enclosure 9 attached hereto (the "Non - Competition Agreement");

(ii)          shall   cause   mPm  to  enter   into  a   consulting   agreement,
              substantially in the form of Enclosure 7 attached hereto, with Mr. Ferdinando Piazzolla (the "Consulting Agreement");

(iii) shall cause MIN-TEC to enter into a supply agreement with mPm in the form of Enclosure 10 attached hereto (the "MIN- TEC Supply Agreement").

6.8 ENVIRONMENTAL ACTIONS. Prior to the Closing, the Sellers shall have taken all corrective measures necessary to remedy the situations of non compliance with environmental regulations as listed in Enclosure 11 attached thereto.

6.9 ASSETS LISTING. Prior to or concurrently with the Closing, the Sellers shall have provided a list evidencing all assets purchased by the Companies and the Subsidiaries during the years 1995, 1996 and 1997 together with the purchase prices paid (the "Assets Listing").

6.10 ACCESS, INFORMATION AND DOCUMENTS. The Sellers have provided to the Purchaser, or its agents and representatives, all the requested information or copies of documentation or books as provided for by the Letter of Intent entered into between the Purchaser and the Sellers on August 5, 1997, as amended from time to time. However, during the Interim Period, the Sellers will, and will cause the Companies and each of the Subsidiaries to give to the Purchaser and to its agents and representatives (including, without limitation, accountants, lawyers and appraisers) reasonable access during normal working hours upon reasonable notice (a) to any and all of the properties, assets, Books and Records, Corporate Records and other documents of the Companies and each of the Subsidiaries, and (b) to any key personnel of the Companies and each of the Subsidiaries to enable the Purchaser to make such examinations and inspections as the Purchaser may reasonably determine are necessary or appropriate. The Sellers shall, and undertake that the Companies and each of the Subsidiaries shall furnish to the Purchaser such information and copies of such documents and records as the Purchaser shall reasonably request.

6.11 ANTITRUST FILINGS. The Parties undertake to comply with all relevant applicable anti-trust regulations and to cooperate in the preparation of the required filing, if any.

6.12 NOTICE OF UNTRUE REPRESENTATION OR WARRANTY. The Sellers will, and undertake that the Companies and each of the Subsidiaries will, promptly notify the Purchaser upon any representation or warranty of the Sellers contained in this Agreement becoming untrue or incorrect as of or prior to the Closing Date.

6.13 ACTIONS TO SATISFY CLOSING CONDITIONS. Each of the Parties hereby agrees to take all such actions within their power to control, and to use all reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in
Article 8 below. Each of the Parties will cooperate with the others in obtaining all other Authorizations, Consents, orders and approvals which are required in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby.

6.14 RISK OF LOSS.  Without  limiting  the rights of the  Purchaser  pursuant to
Section 8.2.8 if, prior to the Closing Date, any material property or material assets of the Companies and/or any of the Subsidiaries is destroyed or damaged by fire or any other casualty or is appropriated, expropriated or seized by any lawful authority, the Purchaser shall have the option, exercisable by notice in writing given within 30 (thirty) Business Days of the Purchaser receiving notice in writing from the Sellers of such destruction, damage, expropriation or seizure: (a) to reduce the Purchase Price by an amount equal to the cost of repair, or if expropriated, seized, destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the assets so expropriated, seized, damaged or destroyed and to complete the purchase, in which event all cash proceeds of an insurance or compensation effectively realized by the Companies or any of the Subsidiaries, in relation to such expropriation, seizure, damage or destruction, shall be paid pro-rata to the Sellers; (and in this case the Sellers shall have the option to assume the control of the relevant insurance claim); or (b) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of an insurance or compensation for expropriation, seizure, damage or destruction shall be payable to the Companies or any of the Subsidiaries, and all rights and claims of the Companies or any of the Subsidiaries will remain with the Companies or the relevant Subsidiary and all rights and claims of the Sellers or any other Party to any such amounts not paid by the Closing Date shall be assigned to the Purchaser. The Sellers shall provide prompt notice to the Purchaser of such destruction, damage, expropriation or seizure.

6.15 OPINIONS OF COUNSELS. The Sellers shall provide to the Purchaser legal opinions, dated as of the Closing Date, from the Sellers' Counsels, in the form of Enclosure 5 hereto. The Parties agree that the Sellers shall assume the burden to pay the legal fees deriving from the opinions rendered by such counsels.

6.16 CORPORATE ACTIONS. On the Closing Date, each of the directors of mPm, of mPm Group and of each of the Subsidiaries identified by the Purchaser shall have submitted their resignation effective as of the Closing Date.

6.17 PERFORMANCE. Each Party to this Agreement shall severally comply in all material respects with all covenants, agreements and undertakings required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

                                    ARTICLE 7
                                 OTHER COVENANTS

7.1 SOLICITATIONS. Without prejudice to applicable laws on unfair competition, for a period of 5 years from the Closing Date the Sellers shall not in any way, directly or indirectly, solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment arrangements with any employee of the Companies and/or any of the Subsidiaries without the prior consent of the Purchaser, and shall refrain from interfering with:

a) any employment arrangement between the Companies and/or any of the Subsidiaries and their employees;

b) any business relationship between the Companies and/or any of the Subsidiaries and their suppliers, or members of their distribution network, and shall not in any way assist any Person in soliciting or entering into agreements with any suppliers of the Companies and/or any of the Subsidiaries or members of their distribution network or solicit or enter into agreement with members of the distribution network;

c) the Companies and/or any of the Subsidiaries' relationship with their respective customers;

d) any other business activity or relationship of the Companies and/or any of the Subsidiaries which could amount to an interference with the Business.

7.2 DUTY OF CONFIDENTIALITY. The Sellers shall keep strictly confidential and shall not use, directly or indirectly, any of the information concerning the Companies and any of the Subsidiaries received or obtained in their capacity as officers, employees or shareholders of the Companies, except for any information that generally becomes available to the public other than as a result of a disclosure by the Sellers or any of their affiliates or representatives.

7.3 MODIFICATION OF NAME OF MIN-TEC. Sellers shall cause MIN-TEC to modify its company's name, removing the word mPm or mPm Group, and not to use in any way whatsoever the name mPm or mPm Group or other similar name.

                                    ARTICLE 8
                       CONDITIONS PRECEDENT OF THE CLOSING

8.1 CONDITIONS TO OBLIGATIONS OF ALL THE PARTIES. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement with regard to the Closing are subject to the fulfillment at or prior to the time of Closing of each of the following conditions.

8.1.1 CONSENTS AND APPROVALS. All material Consents and Approvals shall have been unconditionally obtained in order to permit the sale of the Shares on the terms and conditions set out herein.

8.1.2 NO LEGAL OBSTRUCTION. No action, suit, proceeding, litigation or investigation shall have been threatened or commenced (and is continuing) by any third party or Governmental Authority which questions the validity or legality of this Agreement, or of any action taken or to be taken in connection with this Agreement, of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction shall have been commenced (and is continuing) by any Person restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

8.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing Date of the following additional conditions.

8.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respect when made, during the Interim Period, and at and as of the Closing Date as if such representations and warranties were made at, and as of the Closing Date, except (a) for representations made as of a specified date and for a specified period, which shall be true and correct as of the specified date or for the specified period or (b) as affected by actions taken after the date hereof in accordance with the terms of this Agreement or with the prior written consent of the Purchaser. The Sellers shall execute and deliver a closing certificate to that effect.

8.2.2 PERFORMANCE. The Sellers, the Companies and each of the Subsidiaries shall each have performed and complied in all material respects with all covenants, agreements and undertakings required by this Agreement to be performed or complied with by it at or prior to the Closing Date. The Sellers shall execute and deliver a closing certificate to that effect.

8.2.3 OPINION OF SELLERS' COUNSEL. The Purchaser shall have received legal opinions dated the Closing Date from Sellers' Counsels substantially in the form of Enclosure 5 hereto.

8.2.4 UK SUBSIDIARY TRANSFERS, REPAYMENT OF THE MIN-TEC LOAN, PRECLOSING TRANSFERS AND ESCROW AGREEMENT, CONSULTING AGREEMENT, NON-COMPETITION AGREEMENT AND MIN-TEC SUPPLY AGREEMENT. The UK Subsidiary Transfers, the Repayment of the MIN-TEC Loan and the Preclosing Transfers shall have been completed.

The Escrow Agreement, the Consulting Agreement, the Non-Competition Agreement and the MIN-TEC Supply Agreement, respectively in the form of Enclosure 2, Enclosure 7, Enclosure 9 and Enclosure 10 herewith, shall have been executed.

8.2.5 CLOSING CERTIFICATE. The Sellers shall have delivered to the Purchaser at the Closing a closing certificate substantially in the form of Enclosure 8(a).

8.2.6 DELIVERIES. The Sellers shall have delivered to the Purchaser, at or prior to the Closing, the following:

a) endorsed share certificates representing 100% of the Shares, free and clear from any Liens, duly recording the transfer in favor of the Purchaser, together with the shareholders' books of the Companies;

b) a certificate of status, compliance and good standing ("certificato di vigenza" or other equivalent certificate) for the Companies and each of the Subsidiaries;

c) a certificate substantially in the form of Enclosure 8 (a) executed by the Sellers, attesting that there has been no material adverse change in the assets, liabilities, operations, earnings, prospects, conditions (financial or otherwise) or business of the Companies or any of the Subsidiaries since the date of the Financial Statements of the Companies for the year 1997;

d) all Shareholders' books and all share certificates (when applicable) of the Subsidiaries, being it understood that all the other Corporate Records of each of the Subsidiaries shall be in the possession of the relevant Subsidiary as of the Closing Date;

e) the certificate substantially in the form of Enclosure 8 (a) executed by the Sellers and duly signed by each of the Sellers in accordance with the provisions set forth under Section 8.2.1 and 8.2.2;

f) at least 5 Business Days prior to the Closing, a copy of the appraisal of the Shares made pursuant to Law Decree No. 27 of January 28, 1991.

8.2.7 CHANGE IN LAW. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, or enacted the effect of which will be to prevent the Closing, or to materially adversely effect the continuation of the Business after the Closing Date on substantially the same basis as heretofore operated.

8.2.8 NON PERFORMANCE. If any condition, obligation or covenants of the Sellers to be performed at or prior to the Closing Date, as provided in this Section 8.2, shall not have been fulfilled or performed in any material respect by such time acting in good faith, the Purchaser may terminate this Agreement by notice in writing to the Sellers, and in such event the Purchaser shall be released from all obligations hereunder, provided that the non-fulfillment or non-performance shall be material for the purposes of the transactions contemplated herein. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants, in whole or in part, if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

8.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions.

8.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. The Purchaser shall execute and deliver a closing certificate to that effect.

8.3.2 PERFORMANCE. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement. The Purchaser shall deliver a closing certificate to that effect.

8.3.3 DELIVERIES. The Purchaser shall have (a) paid to the Seller the Purchase Price in compliance with Article 2.4 hereof and (b) delivered to the Sellers, in form and substance reasonably satisfactory to the Sellers, certified copies of all corporate resolutions of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder.

8.3.4 NON PERFORMANCE. If any condition, obligation or covenant of the Purchaser to be performed at or prior to the time of Closing as provided in this Section
8.3 shall not have been fulfilled or performed in any material respect by such time acting in good faith, the Sellers may terminate this Agreement by notice in writing to the Purchaser, and in such event the Sellers shall be released from all obligations hereunder, provided that the non-fulfillment or non-performance shall be material for the purposes of the transactions contemplated herein. Notwithstanding the foregoing, the Sellers shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if they see fit to do so without prejudice to any of their rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part.

8.4 DISPUTES. Any disputes relating to fulfillment of the Conditions Precedent of the Closing, as regulated by this Article 8, shall be subject to the arbitration procedure set forth at Article 10 hereof.

                                    ARTICLE 9
                         INDEMNIFICATION BY THE SELLERS

9.1 INDEMNIFICATION BY THE SELLERS. Subject to this Article 9, from and after the Closing Date, the Sellers jointly and severally agree to indemnify and hold harmless the Purchaser, its officers, directors, agents, affiliates and representatives (collectively, the "Purchaser Indemnified Parties") from all Losses suffered or incurred by any of the Purchaser Indemnified Parties, the Companies and the Subsidiaries as a result of, or arising directly or indirectly out of, or in connection with:

a) any breach by the Sellers, or any inaccuracy of any representation or warranty of the Sellers contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

b) any breach or non-performance by the Sellers of any covenant or undertaking to be performed by each of them that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

c)     all  debts,   liabilities  or  contracts   whatsoever  (whether  accrued,
       absolute, contingent or otherwise) of the Companies or any of the Subsidiaries, existing at the Closing Date, and/or related to events occurred prior to the Closing Date including, without limitation, any liabilities for Taxes for any period up to and including the Closing Date, and not provided for or included in the Financial Statements, except those liabilities: (i) disclosed in this Agreement or any Enclosures hereto or in the Sellers' Disclosure Schedule; or (ii) accruing or incurred subsequent to the Closing Date consistent with past practice and in the ordinary course of business of the Companies or any of the Subsidiaries.

9.1.1 INDEMNIFICATION FOR UNUSED INVENTORY. Without prejudice of the provisions of Section 9.1, in the event the Purchaser shall not have sold the Closing Inventory within twelve months of the Closing Date, the Sellers hereby agree to indemnify the Purchaser within 60 days after one year from the Closing Date for an amount equal to (i) in the case of unfinished products, the Companies' cost for such unfinished products and (ii) in the case of finished products, the Companies' average retail price for such products immediately prior to the Closing Date; provided that the amount of the indemnification so calculated shall be reduced by any amount received by the Purchaser in connection with the sale for scrap or otherwise of such Closing Inventory, it being understood that the Purchaser shall have no obligation to attempt to sell such Closing Inventory but may dispose of such Closing
Inventory in any manner.

9.1.2 INDEMNIFICATION FOR UNCOLLECTED ACCOUNTS RECEIVABLE. Without prejudice of the provisions of Section 9.1, in the event the Purchaser shall not have collected all of the Accounts Receivable held by the Companies on the Closing Date within 270 days of the Closing Date, the Sellers hereby agree to purchase all of such remaining Accounts Receivable, without recourse, from the Purchaser, on the 300th day following the Closing date, for a purchase price equal to the aggregate amount owed on such Accounts Receivable less any reserve therefore reflected in the Financial Statements.

9.1.3 EXCLUSION FROM INDEMNIFICATION CAP AND INDEMNIFICATION THRESHOLD. It is understood that any amount paid by the Sellers pursuant to Section 9.1.1 and
9.1.2 above, shall not be taken into account for purposes of the Indemnification Cap as defined in Section 9.7 below. It is further understood that any payments required pursuant to Section 9.1.1 and 9.1.2 above shall be fully paid by the Sellers, regardless of the amount of such payments and shall not be subject to the Indemnification Threshold set forth in Section 9.7 below.

9.2 INDEMNIFICATION BY THE PURCHASER. Subject to this Article 9, from and after the Closing Date, the Purchaser agrees to indemnify and hold harmless the Sellers from all Losses suffered or incurred by the Sellers as a result of, or arising directly or indirectly out of, or in connection with:

a) any breach by the Purchaser or any inaccuracy of any representation or warranty contained in this Agreement or in any certificate or other document delivered pursuant hereto;

b) any breach or non-performance by the Purchaser of any covenant or undertaking to be performed by it that is contained in this Agreement or in any certificate or other document delivered pursuant hereto.

9.3 NOTICE OF CLAIM. In the event that a Party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim of Indemnity") in respect of which another Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice (which will have the effect indicated under Section 5.3 of this Agreement) shall specify whether the Claim of Indemnity arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim of Indemnity does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim of Indemnity and the amount of the Claim of Indemnity, if known, together with copy of any relevant documents to the extent available.

       If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim of Indemnity in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying
Party resulting directly from the Indemnified Party's failure to give such notice on a timely basis.

9.4 DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim of Indemnity, the Indemnifying Party shall have 30 days to make such investigation of the Claim of Indemnity as it considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim of Indemnity, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim of Indemnity, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim of Indemnity, failing which the matter shall be referred to binding arbitration as provided pursuant to the provisions of Section 10 hereof.

9.5 THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim of Indemnity and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named Parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any third party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings (the "Anticipated Payment"), the Indemnified Party shall make such payment. In such case, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Anticipated Payment, together with any additional amount of any liability of the Indemnified Party under the Third Party Claim in respect of which the Anticipated Payment was made, as finally determined, with interest accrued on the amount of the Anticipated Payment from the date of payment thereof, at the rate of the one year BOT as published on the Sole 24 Ore from time to time.

9.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

9.7 LIMIT TO THE LIABILITY. The Parties agree that, notwithstanding the above, subject to Section 9.1.3 of this Agreement, (i) the Sellers shall not be required to indemnify any of the Purchaser Indemnified Parties unless and until the aggregate amount of Losses exceeds Lire 250,000,000, in which event the Sellers shall be liable for the full amount of all Losses incurred by the Purchaser Indemnified Parties (hereinafter the "Indemnification Threshold"); and
(ii) the indemnification due to the Purchaser Indemnified Parties from the Sellers shall not exceed in any case, 35% (thirty five percent) of the Purchase Price received by the Sellers pursuant to Article 2.3 hereof (the "Indemnification Cap"); provided that there will be no limitation, cap or threshold with respect to any liability of the Sellers which arises in connection with tax matters, title to the Shares or breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 of Enclosure 3 hereto.

9.8 METHOD TO CALCULATE THE INDEMNIFICATION. For the purpose of this Article 9 the liability of the Indemnifying Party shall be net of any tax benefit effectively realized by the relevant Indemnified Party. However, if the indemnification to be paid by the

Indemnifying Party is taxable to the relevant Indemnified Party, the indemnification shall be increased by an amount sufficient to cover the relevant tax to be paid up to the amount of the gross indemnification (i.e., up to the amount of the indemnification to be paid without considering the tax benefit mentioned above) by the Indemnified Party as a result of the indemnification.

9.9 PAYMENT OF AMOUNTS. Payments of all amounts owing by the Indemnifying Party pursuant to this Section 9 shall be made promptly following the determination of the indemnified amounts, but in no event later than 30 Business Days after such determination. Any amount owed by the Sellers to the Purchaser Indemnified Parties shall be first deducted from the Escrow Purchase Price, in accordance with the terms of the Escrow Agreement.

9.10 NO WAIVER. Except as specifically identified in the Sellers= Disclosure Schedule (unless otherwise provided in Section 9.1 (c)) and except for items disclosed prior to the Closing Date by the Sellers to the Purchaser, in writing, specifically identifying the issue and making reference to this Section 9.10, no investigations made by or on behalf of the Purchaser, pursuant to this Agreement or otherwise, will have the effect of waiving, diminishing the scope of, or otherwise affecting any representations, warranties, covenants or indemnities made in this Agreement, or any other remedy available to the Purchaser Indemnified Parties pursuant to the applicable law.

                                   ARTICLE 10
                                   ARBITRATION

10.1 GENERAL. Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement, shall be submitted to arbitration in accordance with and subject to the Rules of Arbitration and Conciliation of the International Chamber of Commerce of Paris and finally settled by three arbitrators appointed in accordance with such rules then in force. For the purpose of this Agreement, it is understood that the Sellers shall be deemed to act as one party in respect of any dispute which may arise between the Sellers (or any of them) and the Purchaser.

       The panel of arbitrators will be appointed as follows: each Party will appoint an arbitrator; the two arbitrators appointed by the Parties will appoint a third arbitrator who shall act as chairman of the panel. In case the third arbitrator is not appointed within 30 days from the appointment of the two arbitrators appointed by the Parties or one of the Parties has not appointed its arbitrator within 15 days from the notice of the appointment of the arbitrator by the other Party the third arbitrator and/or the arbitrator not appointed by the relevant Party will be appointed by the President of the Tribunal of Milan upon request of any of each of the Parties.


10.2 PLACE OF ARBITRATION. Unless otherwise agreed in writing to by the Parties, the arbitration will take place in Milan, Italy, in the English language, provided that the arbitrators shall be fluent in both Italian and English.

10.3 COSTS OF ARBITRATION. The cost of any arbitration will be assessed against the unsuccessful Party, with respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators will be required to make such cost part of any ruling issued by them.

10.4 ITALIAN LAW. The arbitrators shall decide the dispute according to Italian substantive law and pursuant to the rules of procedure applied by the International Chamber of Commerce of Paris.

                                   ARTICLE 11
                                  MISCELLANEOUS

11.1 NOTICES. (1) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax, or sent by international courier service or registered mail, charges prepaid, addressed as follows:

If to the Sellers, to:             Mr. Ferdinando Piazzolla
                                   acting as Common Representative
                                   Via Carnia no. 20
                                   20100 MILANO
                                   Telefax Number: 39-2-76004045

                                   with copy to:
                                   Studio Legale Roveda
                                   Via S. Primo no. 6
                                   20121 MILANO
                                   Telefax Number: 39-2-76004045
                                   Attention: Avv. Aldo Roveda

If to the Purchaser:               Woodhead Industries Inc.
                                   Three Parkway North
                                   Suite 550
                                   Deerfield, IL 60015
                                   Attention: Mr. Robert  J. Tortorello

                                   with  copy to:

                                   Skadden, Arps, Slate, Meagher & Flom
                                   333 West Wacker, Suite 2100
                                   IL 60606 Chicago
                                   Telefax number: 1-312-4070411
                                   Attention: Mr. William R. Kunkel, Esq.

                                   and

                                   Gianni, Origoni & Partners
                                   Via Quattro Fontane, 20
                                   00184 Rome, Italy

                                   Telefax Number: 39-6-487 1101
                                   Attention:  Avv. Francesco Gianni

(2) Any such notice or other communication shall be deemed to have been given on the day on which it was received (or, if such day is not a Business Day, on the next following Business Day).

(3) Any party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 11.1.


11.2 EXPENSES. The Purchaser and the Sellers shall each bear their own expenses, costs and fees (including, without limitation, investment bankers, attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance with its term, whether or not the transactions contemplated hereby shall be consummated. It is understood that the Purchaser shall bear the expenses for brokerage fees relating to services rendered by Mr. Gianni Angeloni in connection with the transaction hereby and the Sellers shall bear the expenses for consulting fees relating to services rendered by Mr. Eugenio Mascheroni.

11.3 ASSIGNMENT, NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns, and such successors and permitted assigns shall have the benefit of the indemnities set forth in Section 9 hereof. This Agreement and the rights, interests or obligations hereunder shall not be assigned by the Purchaser or the Sellers without the prior written consent of the other party, and any attempt to assign this Agreement without consent shall be void and of no effect; provided, however, that the Purchaser may assign this Agreement and the rights, interests and obligations hereunder to its lenders in connection with any financing obtained in connection with the transactions contemplated hereby and any Woodhead affiliate without the prior written consent of the

Sellers. Nothing in this Agreement shall confer any third party beneficiary other rights upon any person which is not a party or a successor or permitted assignee of a party to this Agreement.

11.4 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of Italy.

11.5 LANGUAGE. This Agreement is written in two versions, one English and one Italian. In case of conflict, the English version shall prevail.

11.6 INTEGRATION. This Agreement, together with the Enclosures hereto, the Sellers' Disclosure Schedule, the documents and agreements delivered or to be delivered in connection herewith, constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof.

11.7 FURTHER ASSURANCES. Each party to this Agreement covenants and agrees that, from time to time both prior to and subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request to be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

11.8 COMMON REPRESENTATIVE OF THE SELLERS. The Sellers hereby appoint Mr. Ferdinando Piazzolla, domiciled at Via Carnia no. 20, Milan, as their Common Representative (the "Common Representative"), until a new Common Representative shall be appointed by the Sellers with two weeks prior written notice to Purchaser, in connection with: i) any action that may be required under this Agreement on the part of any of them or of all of them collectively, including, but not limited to, any communication, notice, appointment and exercise of any rights, so that each of the Sellers shall be prevented from exercising any such activity or right directly and without the intervention of Mr. Ferdinando Piazzolla; ii) any communication, notice, advice directed to one or more of the Sellers pursuant to this Agreement, iii) the appointment of the arbitrator to be nominated pursuant to Article 10 hereof and of the Third Accounting Firm to be nominated pursuant to Article 2.6.3 (a) (iii) hereof.

11.9 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

11.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by officers duly authorized thereunto as of the date first above written.

Date: February 6, 1998

------------------------
Woodhead Industries Inc.
(By its attorney-in-fact)


------------------------
Mr. Ferdinando Piazzolla
(By his attorney-in-fact)


------------------------
Mrs. Renata Dianati Piazzolla
(By her attorney-in-fact)

                                                                ENCLOSURE 1

                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below (and grammatical variations of such terms shall have corresponding meanings):

"ACCOUNTING PRINCIPLES": means the accounting principles set forth in the Italian Civil Code and those established by the Italian Accounting Profession (Principi Contabili Predisposti dai Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, those issued by the International Accounting Standards Committee (I.A.S.C.). For any accounting issue related to specific cases, the general criterion that should settle any dispute not specifically addressed by the aforementioned accounting principles is consistency. Consistency in applying the Accounting Principles is to be intended as a general rule of guidance to determine whether a specific accounting criterion is acceptable or not in the preparation of financial statements and any other financial document mentioned within this Agreement.

"ACCOUNTS RECEIVABLE": means all accounts receivable as shown in the Financial Statements and arising thereafter.

"AGREEMENT":means this purchase agreement and all enclosures and instruments in amendment or confirmation of it; "HEREOF", "HEREIN", "HERETO", and "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "ARTICLE", "SECTION", "SUBSECTION" or other subdivision of this Agreement followed by a number mean and refer to the specified Article, Section, Subsection or other subdivision of this Agreement.

"ANTICIPATED PAYMENT": as defined in Section 9.5 herein.

"ANTITRUST AUTHORITY": means any Governmental Authority having power or authority with respect to antitrust matters.

"APPROVALS": means any governmental permit, application, filing, registration and other approvals necessary for the change of control of any of the Companies and the Subsidiaries contemplated by this Agreement.

"ASSETS LISTING": as defined in Section 6.9 herein.

"AUTHORIZATION" OR "AUTHORIZATIONS": means any governmental license, permit, concession, application, filing, registration and other authorization necessary for the Companies or the Subsidiaries to carry on the Business as presently or previously conducted or for the ownership or use of its property and assets.

"BOARD OF DIRECTORS": means the Board of Directors of Woodhead.

"BOOKS AND RECORDS": means all technical, business and financial records, (including those which are relevant from a tax viewpoint) financial books and records of account, books, data, reports, files, drawings, plans, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Companies and the Subsidiaries.

"BUILDINGS AND FIXTURES": means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Properties or the Leased Properties or any of them as the context requires.

"BUSINESS": as defined in the fourth recital herein.

"BUSINESS DAY": means any day other than Saturday, Sunday, legal holiday or a day on which banking institutions in Milan and Rome, Italy, are authorized to be closed.

"CASH PURCHASE PRICE": as defined in Section 2.4 herein.

"CASH PURCHASE PRICE FRACTIONS": as defined in Section 2.4.1 herein.

"CLAIM OF INDEMNITY": as defined in Section 9.3 herein.

"CLOSING": as defined in Section 2.2 herein.

"CLOSING ACCOUNTS RECEIVABLE": as defined in Section 2.6.1 (d) herein.

"CLOSING BALANCE SHEETS" as defined in Section 2.6.1 (a) herein.

"CLOSING DATE": as defined in Section 2.2 herein.

"CLOSING INCOME STATEMENTS": as defined in Section 2.6.1 (b) herein.

"CLOSING INVENTORY": as defined in Section 2.6.1 (c) herein.

"CLOSING NET WORTH": as defined in Section 2.6.2 (i) herein.

"CLOSING STATEMENT": as defined in Section 2.6.1 herein.

"COMMON REPRESENTATIVE": as defined in Section 11.8 herein.

"COMPANIES": as defined in the second recital herein.

"CONSENT" OR "CONSENTS": means any consent required to be obtained from a contracting party to the Material Contracts to the change in control of any of the Companies and/or the Subsidiaries contemplated by this Agreement.

"CONSULTING AGREEMENT": as defined in Section 6.7 herein.

"CORPORATE RECORDS": means the minute books and corporate records of the Companies and the Subsidiaries including, without limitation, the share certificate books, register of shareholders, register of transfers and register of directors.

"DIRECT CLAIM": as defined in Section 9.3 herein.

"ELSIND": as defined in the sixth recital herein.

"EMPLOYEE BENEFIT PLANS": as defined in Section 3.35 (9) of Enclosure 3 attached hereto.

"ENCLOSURES": means the enclosures indicated in Section 1.8 herein and attached to the Agreement.

"ENVIRONMENTAL LAWS": as defined in Section 3.37 (1) of Enclosure 3 attached hereto.

"ENVIRONMENTAL PERMITS": as defined in Section 3.37 (2) of Enclosure 3 attached hereto.

"ESCROW AGENT": as defined under Enclosure 2, containing the Escrow Agreement, attached hereto.

"ESCROW PURCHASE PRICE": as defined in Section 2.5 herein.

"FINANCIAL STATEMENTS": means (i) the financial statements of each of the Companies and the consolidated financial statements of the Companies as of July 31, 1997 and (ii) the financial statements of each of the Companies and the consolidated financial statements of the Companies as of December 31, 1997, attached hereto under Enclosure 6.

"GOVERNMENTAL AUTHORITY": means any domestic or foreign court or governmental or quasi-governmental agency, commission, authority or instrumentality.

"INDEMNIFICATION CAP": as defined in Section 9.7 herein.

"INDEMNIFICATION THRESHOLD": as defined in Section 9.7 herein.

"INDEMNIFIED PARTY": as defined in Section 9.3 herein.

"INDEMNIFYING PARTY": as defined in Section 9.3 herein.

"INTELLECTUAL PROPERTY RIGHTS": as defined in Section 3.21 of Enclosure 3 attached hereto.

"INTEREST": as defined in the recital B) of the Enclosure 2 attached hereto.

"INTERIM PERIOD": as defined in Section 6.2 herein.

"INVENTORY": means the inventory, including raw materials, work in progress and finished goods, relating to the Business.

"LAWS": means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, binding on or affecting the Person referred to in the context in which such word is used; and "LAW" means any one of them.

"LEASED PROPERTIES": means, collectively, the real properties forming the subject matter of the Real Property Leases, as described (municipal addresses and legal descriptions) in Section 3.25 of Sellers' Disclosure Schedule.

"LIEN" or "LIENS": means any security interest, mortgage, lien, usufruct, charge, pledge, encumbrance, claim, defects of title or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer or receipt of income or other attributes of ownership or rights of set-off, and other encumbrances of any kind.

"LOANS": mean those agreements (written or oral) of the Companies and the Subsidiaries for the borrowing of funds or the granting of credit, as listed and described in Section 3.33 of Sellers' Disclosure Schedule.

"LOSS" OR "LOSSES": means any loss whatsoever, including, without limitation, all claims, liabilities, obligations, actions, expenses, costs, damages, penalties, fines and interest charges.

"MATERIAL CONTRACTS": means those contracts and agreements of the Companies and the Subsidiaries listed and described in Section 3.16 of Sellers' Disclosure Schedule having the characteristics described under Section 3.16 of Enclosure 3.

"MIN-TEC": as defined in the seventh recital herein.

"MIN -TEC SUPPLY AGREEMENT": as defined in Section 6.7 herein.

"MR. PIAZZOLLA": as defined in the heading herein.

"MRS. PIAZZOLLA": as defined in the heading herein.

"mPm": as defined in the first recital herein.

"mPm ACTIVITIES": as defined in the third recital herein.

"mPm ELETTRONICA": as defined in the fifth recital herein.

"mPm HANDELS": as defined in the sixth recital herein.

"mPm GROUP": as defined in the second recital herein.

"mPm GROUP ACTIVITIES": as defined in the fourth recital herein.

"mPm SYSTEMS": as defined in the sixth recital herein.

"NON-COMPETITION AGREEMENT": as defined in Section 6.7 herein.

"NORSTAT": as defined in Section 6.6 herein.

"NORSTAT AGREEMENT": as defined in Section 6.6 herein.

"OWNED PROPERTIES": means, collectively, the real property owned by the Companies and the Subsidiaries (municipal addresses and legal descriptions).

"PARTIES": means, collectively, each of the Sellers and the Purchaser, and "PARTY" means any of them, as defined in the heading herein.

"PERSON": means any natural person, firm, partnership, association, corporation, trust, public body or government.

"POLLUTING SUBSTANCES": as defined in Section 3.37 (1) of Enclosure 3 attached hereto.

"PRE-CLOSING TRANSFERS": as defined in Section 6.4 herein.

"PROPRIETARY INFORMATION": means the know-how and trade secrets owned, licensed, or utilized by the Companies and/or by the Subsidiaries.

"PURCHASE PRICE": as defined in Section 2.3 herein.

"PURCHASE PRICE REDUCTION": as defined in Section 2.6.2 herein.

"PURCHASER": as defined in the heading herein.

"PURCHASER CLOSING CERTIFICATE": means the certificate to be delivered at Closing in the form indicated under Enclosure 8 (b).

"PURCHASER INDEMNIFIED PARTIES": as defined in Section 9.1 herein.

"REAL PROPERTY LEASES": means the leases and subleases of real property to which the Companies and the Subsidiaries are a party, as described in Section
3.25 of Sellers' Disclosure Schedule.

"REPAYMENT OF THE MIN-TEC LOAN": as described under Section 6.5 herein.

"SELLERS": as defined in the heading herein.

"SELLERS' ACCOUNTANTS": as defined in Section 2.6.3 (a) (i) herein.

"SELLERS' CLOSING CERTIFICATE": means the certificate to be delivered at Closing in the form indicated under Enclosure 8 (a).

"SELLERS' COUNSELS": means the counsels appointed by the Sellers in order to render the legal opinions mentioned in Section 8.2.3 hereof.

"SELLERS' DISCLOSURE SCHEDULE": means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof. Section numbers in the Sellers' Disclosure Schedule refer to the corresponding section numbers in Enclosure 3 attached hereto.

"SHARES": as defined in the eighth recital herein.

"SUBSIDIARIES": as defined in the sixth recital herein.

"TAX" or "TAXES": means all state, local or foreign taxes, social security contributions, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, capital stock, license, withholding, payroll, stamp, occupation and property taxes, customs duties or other similar fees, assessments and charges however denominated, together with all interest, penalties, additions to tax or additional amounts imposed by any taxing authority (Italian or foreign), and any transferee liability in respect of any of the foregoing taxes.

"THIRD ACCOUNTING FIRM": as defined in Section 2.6.3. (a) (iii) herein.

"THIRD PARTY CLAIM": as defined in Section 9.3 herein.

"UK SUBSIDIARY TRANSFERS": as defined in Section 6.3 herein.

                                                                   ENCLOSURE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers make the following representations and warranties and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Shares.

A)        MATTERS RELATING TO THE SELLERS

3.1(A)   LEGAL POWER OF MR. FERDINANDO PIAZZOLLA. Mr. Ferdinando Piazzolla
("Mr. Piazzolla") has the legal power to own the Shares owned by him and together with his spouse Mrs. Renata Dianati Piazzolla to enter into this Agreement and any other document indicated herein and to consummate the transactions contemplated hereby.

3.1(B)    LEGAL POWER OF MRS. PIAZZOLLA. Mrs. Renata Dianati Piazzolla
("Mrs. Piazzolla") has the legal power to own the Shares owned by her and together with her husband Mr. Ferdinando Piazzolla to enter into this Agreement and any other document indicated herein and to consummate the transactions contemplated hereby.

This agreement constitutes a valid and legal binding obligation of the Seller, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy reorganization, moratorium, insolvency or similar laws affecting credits rights generally and by general principles of equity.

B)        MATTERS RELATING TO THE COMPANIES AND TO THE SUBSIDIARIES

3.2 DUE INCORPORATION OF THE COMPANIES AND THE SUBSIDIARIES. The Companies and each of the Subsidiaries are corporations duly incorporated, validly existing and in good standing under the relevant laws of incorporation and have full corporate power and authority to own their property and to carry on their business as now conducted. The Companies and each of the Subsidiaries are duly qualified to do business in all jurisdictions in which the nature of their assets or their business make such qualification necessary. Correct and complete copies of the deeds of incorporation and of the current by-laws of the Companies and each of the Subsidiaries have been previously provided to the Purchaser.

3.3 (A)          AUTHORIZED CAPITAL. The authorized and issued capital
stock of mPm is equal to Lit. 1,000,000,000 (one billion) and the shares of mPm which are issued and outstanding are 100,000, Lit. 10,000 par value each, and the Persons owning such capital stock are: Mr. Ferdinando Piazzolla with respect to no. 60,000 shares and Mrs. Renata Dianati Piazzolla with respect to 40,000 shares. Such shares are represented, respectively, by the share certificates no. 1 and no. 2.

3.3 (B) AUTHORIZED CAPITAL. The authorized and issued capital stock of mPm Group is equal to Lit. 1,000,000,000 (ten billion) and the shares of mPm Group which are issued and outstanding are 100,000, Lit. 10,000 par value each, and the Persons owning such capital stock are: Mr. Ferdinando Piazzolla with respect to no. 60,000 shares and Mrs. Renata Dianati Piazzolla with respect to 40,000 shares. Such shares are represented respectively by share certificates no. 1 and no. 2.


3.3 (C) SHARES OWNED IN THE SUBSIDIARIES. The shares owned in the capital stock of the Subsidiaries are indicated in Annex 1 attached hereto.

All such issued and outstanding shares as well as all issued and outstanding shares of each of the Subsidiaries have been duly authorized and validly issued and are fully paid and are owned as indicated above and/or as indicated in Annex 1 to this Enclosure.

3.4 NO OPTIONS, ETC.. As of the Closing Date, no Person will have any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from any of the Sellers of any Shares of the Companies owned by such Sellers; (ii) for the purchase of any of the shares of the Subsidiaries, except as disclosed under Section 3.23 of Sellers Disclosure Schedule (iii) for the purchase, subscription or issuance of any unissued shares in the capital of the Companies and of the Subsidiaries or of any securities of the Companies and of the Subsidiaries, and (iv) for the voting of any of the Shares or any shares of any of the Subsidiaries.

3.5 TITLE TO SHARES. The percentage of the Shares indicated under Section 3.3 above is owned by each of the Sellers as the registered and beneficial owner thereof with a good and valid title thereto and the shares of the Subsidiaries hereto are owned as per Annex 1 by the Subsidiaries as the registered and beneficial owner thereof with a good and valid title thereto. The Shares are held free and clear of all Liens, including, without limitation, any voting trust, shareholder agreement or voting agreement. The delivery of the percentage of the Shares owned by each of the Sellers to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser good and valid title thereto, free and clear of all liens, options, charges and encumbrances of any kind. All the shares of the Subsidiaries are free and clear of all Liens, except as disclosed under Section 3.23 of Seller's Disclosure Schedule. As of the Closing Date, all existing Liens shall have been removed.

3.6 CORPORATE RECORDS. The Corporate Records of the Companies and of the Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in material compliance with all applicable Laws and with the relevant documents of incorporation.

3.7 CONFLICTING AGREEMENTS, ETC. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not result in:

(a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of the Companies or of the Subsidiaries, under: (i) any Material Contract; (ii) any Authorization; (iii) any provision of the constituent documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Companies or any of the Subsidiaries; (iv) any judgment, injunction, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Companies or the Subsidiaries, having a material effect on the transactions contemplated herein; (v) any license, permit, approval, consent or authorization necessary to the ownership of the Shares and the shares of the Subsidiaries and the operation of the Business; or (vi) any applicable Law; or

(b) the creation or imposition of any Lien on any of the Shares or on any of the shares of the Subsidiaries, or on any of the property or assets of the Companies or the Subsidiaries; or

(c) the discontinuance or impairment of the operation of the Business after the date hereof or the Closing Date on substantially the same basis as such Business has heretofore been operated.

3.8       CONSENTS AND APPROVALS. Save for consents and approvals set forth in Section 3.8 of the Sellers' Disclosure Schedule and the approval of the Italian Antitrust Authority, no other consent or approval, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made on the part of the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the consummation of the transactions contemplated hereunder.

3.9 BANK  ACCOUNTS  AND POWERS OF ATTORNEY.  Section 3.9 of Sellers'  Disclosure
Schedule is a correct and complete list showing (a) the name of each bank in which the Companies and the Subsidiaries have an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the names of any persons holding powers of attorney from the Companies and the Subsidiaries.

C)        GENERAL MATTERS RELATING TO THE BUSINESS

3.10 BUSINESS OF THE COMPANIES AND OF THE SUBSIDIARIES. The Business is the only business operations carried on by the Companies and the Subsidiaries, and the property and assets now owned or leased by the Companies and by the Subsidiaries (and as reflected in the Financial Statements) are sufficient to carry on the Business as it is now conducted. With the exception of inventory in transit, all the tangible property and assets of the Companies and the Subsidiaries, are situated at the locations set out in Section 3.10 of Sellers' Disclosure Schedule.

3.11 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as set forth in Section 3.11 of Sellers' Disclosure Schedule, since the date of the Financial Statements of the Companies for the year 1997, the Business has been conducted in the ordinary course consistent with past practice and will continue to be conducted in the ordinary course consistent with past practice up to the Time of Closing.

3.12 NO MATERIAL ADVERSE CHANGE. Except as set forth in Section 3.12 of the Sellers' Disclosure Schedule, since the date of the Financial Statements of the Companies for the year 1997, there has been no change in the affairs, assets, liabilities, business, operations, conditions (financial or otherwise) or prospects of the Companies and the Subsidiaries, or the Business, whether arising as a result of any legislative or regulatory change, revocation of any Authorization, license or right to do business, fire, explosion, accident, casualty, labor trouble (specifically connected to the Companies and/or the Subsidiaries), public force, any other act of God or any other circumstance which has materially adversely affected or which may reasonably be expected to materially adversely affect the Companies or any of the

Subsidiaries or the Business.

3.13 COMPLIANCE WITH LAWS. Each of the Companies and the Subsidiaries is conducting the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on.

3.14 AUTHORIZATIONS. All Authorizations are listed and described in Section 3.14 of Sellers' Disclosure Schedule, except for such Authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the Business. Neither the Companies nor any of the Subsidiaries is in default, nor has it received any notice of any claim in default, with respect to any such Authorizations. No threat of revocation exists and there is no reason to revoke any of the Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Companies and for any of the Subsidiaries to comply with any special qualification or procedure or to pay any amounts other than routine filing fees.

3.15 OWNERSHIP OF OTHER INTERESTS. Except as set forth in Section 3.15 of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries owns, nor has any agreement of any nature to acquire, directly or indirectly, shares in the capital of or other equity or proprietary interests in any Person, or to acquire or lease any other business operations.

3.16 MATERIAL CONTRACTS. The contracts listed and described in Section 3.16 of Sellers' Disclosure Schedule constitute (a) all the Companies' and the Subsidiaries' contracts, agreements or commitments with any Affiliate or related party thereof, and (b) all other contracts, agreements or commitments of the Companies and of the Subsidiaries, except those contracts, agreements or commitments (x) entered into in the ordinary course of business, (y) which do not have a contractual value in excess of Lit. 9 (nine) million and (z) which may be terminated, without penalty, on notice of one year or less. True, correct and complete copies of all Material Contracts in writing have been previously made available for review to the Purchaser.

3.17 NO BREACH OF CONTRACTS. Except as set forth in Section 3.17 of the Sellers' Disclosure Schedule, each of the Material Contracts is in full force and effect, unamended, and, at the date hereof, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except for such defaults of a minor nature and except for the necessity of obtaining the Consents. Neither the Companies nor any of the Subsidiaries has violated or breached, in any material respect, any of the terms or conditions of any Material Contract, and all the covenants to be performed by any other party thereto have been fully performed.

3.18 INSURANCE. Each of the Companies and of the Subsidiaries carries insurance of the kind and in the amounts used for companies in businesses similar to the Business. Section 3.18 of Sellers' Disclosure Schedule contains a correct and complete list of insurance policies which are maintained by the Companies and the Subsidiaries with respect to the Business, their respective property and assets or employees with an indication of the type of policy, name of insurer, coverage allowance, expiration dates, annual premiums and any pending claims thereunder. Neither the Companies nor any of the Subsidiaries is in default with respect to the payment of any premiums under any such insurance policy and has not failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion. Such insurance policies are in full force and effect free from any right of termination on the part of the insurers, except upon notice as stipulated in such policies. True, correct and complete copies of such insurance policies have been made available for review to the Purchaser.

3.19 LITIGATION. Except as set forth in Section 3.19 of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries is a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Companies or any of the Subsidiaries. Except as set forth in Section
3.19 of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries is presently subject to any judgment, order or decree entered in any law suit or proceeding.

3.20 CUSTOMERS, SUPPLIERS. Section 3.20 of Sellers' Disclosure Schedule is a true and correct list setting forth the 20 largest customers and suppliers of the Business. Neither the Sellers nor, to the best of the Sellers' knowledge after due inquiry, any officer or director of the Companies or any of the Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a customer, supplier, lessor, lessee, or competitor or potential competitor of the Companies or any of the Subsidiaries. Except as set forth in Schedule 3.20 of Sellers' Disclosure Schedule, the Sellers are not aware of any written or oral communication, fact, event or action which exists or has occurred within 6 months prior to the date of this Agreement, which would lead the Sellers to believe that any current customer of the Companies or any of the Subsidiaries or any supplier to the Companies or any of the Subsidiaries of items which are material to the Companies or any of the Subsidiaries and cannot be replaced at comparable cost, will terminate or adversely modify its business relationship with the Companies or any of the Subsidiaries.

3.21 INTELLECTUAL PROPERTY, PROPRIETARY INFORMATION. Section 3.21 of Sellers' Disclosure Schedule is a true and correct list (including, where applicable, registration numbers and dates of filing renewal and termination) of all the patents, patent applications, registered designs and models, trademarks registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names (whether or not registered or registrable), registered copyrights and registered copyright applications, used or held for use by the Companies or by the Subsidiaries in the conduct of the Business as currently, and as proposed to be, conducted (collectively, "Intellectual Property Rights"). Except as set forth in Section 3.21 of Sellers' Disclosure Schedule, the Companies or the Subsidiaries are the true, lawful and exclusive owners of all right, title and interest in and to the Intellectual Property Rights and the Proprietary Information, free and clear of all Liens, and the Intellectual Property Rights and Proprietary Information are valid and subsisting. With regard to any intellectual property rights of third parties,
Section 3.21 of Sellers' Disclosure Schedule lists and describes all such rights, including the terms and conditions of their use by the Companies or by the Subsidiaries. Except as noted in Section 3.21 of the Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries has conveyed, assigned, licensed or encumbered any of the Intellectual Property Rights and Proprietary Information. The Companies and the Subsidiaries have the exclusive right to use such Intellectual Property Rights and Proprietary Information, save as otherwise noted in Section 3.21 of the Sellers' Disclosure Schedule. Except as set forth in Section 3.21 of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries is a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Companies or any of the Subsidiaries with respect to Intellectual Property Rights. The conduct of the Business of the Companies and of the Subsidiaries does not infringe upon the intellectual property rights of any other Person.


D)        MATTERS RELATING TO PROPERTY AND ASSETS

3.22 TITLE TO THE PROPERTY AND ASSETS. Each of the Companies and the Subsidiaries has good and marketable title to and legal and beneficial ownership of all its respective property and assets, free and clear of all Liens, except as otherwise indicated in Section 3.22 of Sellers' Disclosure Schedule. All Liens granted by the Companies or any of the Subsidiaries to secure fully repaid loan agreements, overdraft, discount notes or other credit facilities have been duly canceled. The Companies and the Subsidiaries have obtained the consent from the relevant bank institutions for the cancellation of the registered mortgages pertaining to Loans and obligations fully reimbursed.

3.23 NO OPTIONS, ETC. Except as set forth in Section 3.23 of Sellers' Disclosure Schedule, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Companies or any of the Subsidiaries of any of their respective property or assets.

3.24      REAL PROPERTY.

          (1) Except as set forth in Section 3.24 (1) of Sellers' Disclosure Schedule, each of the Companies and the Subsidiaries has good and marketable title to its interest in the Owned Properties, free and clear of all Liens.

          (2) Except as set forth in Section 3.24(2) of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries is the owner of, or under any agreement or option to own, any real property or any interest therein, other than the Owned Properties.

          (3) All of the Buildings and Fixtures on the Owned Properties were built in accordance with all applicable laws and with all required authorizations validly issued pursuant thereto. All of the Buildings and Fixtures on the Owned Properties and the Leased Properties: (i) are in good operating condition and in a state of good maintenance and repair, except for normal wear and tear; and (ii) are adequate and suitable for the purposes for which they are presently being used; and (iii) with respect to each of them the Companies and the Subsidiaries have adequate rights of ingress and egress for the operation of their business in the ordinary course. None of the Owned
Properties or the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person and the same is the case regarding the Leased Properties. No condemnation or expropriation proceeding is pending or, to the best of Sellers' knowledge, threatened with respect to the Owned Properties nor pending or threatened with respect to the Leased Properties which would preclude or impair the use of any such real property or any part thereof for the purposes for which it is currently used.

          (4) Except as set forth in Section 3.24 (4) of Sellers' Disclosure Schedule, there are no outstanding work orders with respect to any of the Owned Properties, the Leased Properties or the Buildings or Fixtures thereon, from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Companies or any of the Subsidiaries relating to work orders.


          (5) Section 3.24 of Sellers' Disclosure Schedule contains a true, complete, and correct list of the building amnesties duly filed by the Companies and its Subsidiaries, in compliance with the relevant Laws, with respect to Buildings, Fixtures and Owned Properties. All the amounts due in connection with such amnesties indicated under this subsection (5) have been fully paid and no further obligations are pending towards the relevant Governmental Authority and no claims have been filed or are expected to be filed by such Governmental Authority.

3.25 REAL PROPERTY LEASES. Section 3.25 of Sellers' Disclosure Schedule lists all of the Real Property Leases, together with a brief description of each of the leased premises, the term of each Real Property Lease, the rental payments thereunder, any rights of renewal and the term thereof and any restrictions on assignment concerning the Companies and the Subsidiaries. Neither the Companies nor any of the Subsidiaries is a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business, other than the Real Property Leases. Each Real Property Lease is in good standing, creates a good and valid leasehold estate in the Leased Property thereby demised and is in full force and effect without amendment thereto, except as otherwise disclosed in Section 3.25 of the Sellers' Disclosure Schedule. With respect to each Real Property Lease (i) all rents and additional rents due thereunder have been paid; (ii) neither the lessor nor the lessee is in material default thereunder; (iii) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act (including, without limitation, the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any such Real Property Leases; (v) neither the Companies nor any of the Subsidiaries has violated any of the terms or conditions under any such Real Property Leases in any material respect; and (vi) all of the covenants to be performed by any other party under any such Real Property Leases have been fully performed.

3.26 CONDITION OF ASSETS - GENERAL. All of the property and assets owned or used by each of the Companies and the Subsidiaries are in good operating condition and are in a state of good repair and maintenance, having regard to the age and use thereof, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than seven days) of the Business due to inadequate maintenance of any of the property and assets owned and used by each of the Companies and the Subsidiaries.

3.27 PERSONAL PROPERTY. Section 3.27 of Sellers' Disclosure Schedule lists any personal property of the Companies with a value exceeding Lit. 3,500,000.

3.28 LEASED PERSONAL PROPERTY. Neither the Companies nor any of the Subsidiaries leases any non-real property in the conduct of the Business, other than as set forth in Section 3.28 of Sellers' Disclosure Schedule.

3.29 INVENTORIES. At the Closing Date, the Inventory (the "Closing Inventory") will be: (i) usable, merchantable, and saleable in the normal course, (ii) in conformity with warranties customarily given to purchasers of like products and
(iii) at levels adequate and in relation to the circumstances of the Business and in accordance with past inventory stocking practices. However, to the extent that 180 days after the Closing Date any finished goods included in the Closing Inventory remains unsold (the "Unsold Finished Goods"), such Unsold Finished Goods and any raw materials and work in progress exclusive to such Unsold Finished Goods (collectively, the "Unsold Inventory") shall be deemed not to have been usable, merchantable and saleable in the normal course for the purpose of this Agreement. Without prejudice of the provisions of Section 9.1 of the Agreement, in the event the Purchaser shall not have sold the Closing Inventory within twelve months of the Closing Date, the Sellers hereby agree to indemnify the Purchaser within 60 days after one year from the Closing Date for an amount equal to (i) in the case of unfinished products, the Companies' cost for such unfinished products and (ii) in the case of finished products, the companies' average retail price for such products immediately prior to the Closing Date; provided that the amount of the indemnification so calculated shall be reduced by any amount received by the Purchaser in connection with the sale for scrap or otherwise of such Closing Inventory, it being understood that the Purchaser shall have no obligation to attempt to sell such Closing Inventory but may dispose of such Closing Inventory in any manner.

3.30 WORKING CAPITAL, ACCOUNTS RECEIVABLE. The current working capital of the Companies and its Subsidiaries is sufficient for the current operations purposes of the Companies and its Subsidiaries Business. Except as set forth in Section
3.30 of Sellers' Disclosure Schedule, all accounts receivable as shown on the Financial Statements and arising thereafter are bona fide and, subject to the allowance for doubtful accounts, as shown on the Financial Statements, and carried on thereafter until the Closing Date at comparable levels (the "Closing Date Allowance"), collectible without set off or counterclaim and within the later of 60 days from the Closing Date or 90 days from the maturity date (not taking into account any renewals that are not consistent with past practice) of each relevant account receivable. Without prejudice of the provisions of Section 9.1, in the event the Purchaser shall not have collected all of the Accounts Receivable held by the Companies on the Closing Date within 270 days of the Closing Date, the Sellers hereby agree to purchase all of such remaining Accounts Receivable, without recourse, from the Purchaser, on the 300th day following the Closing date, for a purchase price equal to the aggregate amount owed on such Accounts Receivable less any reserve therefore reflected in the Financial Statements.

E)        FINANCIAL MATTERS

3.31 BOOKS AND RECORDS. All Books have been fully, properly and accurately kept and completed in accordance with the applicable rules of the Italian civil code or other applicable foreign legislation and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All of the records, systems, controls, data or information of the Companies and of the Subsidiaries are under the exclusive ownership and the direct control of the Companies and the Subsidiaries.

3.32 FINANCIAL STATEMENTS. The Financial Statements have been prepared in accordance with the Accounting Principles applied on a basis consistent with those of previous fiscal periods and present fairly, respectively: (a) the property, assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Companies and of the Subsidiaries, respectively as of July 31, 1997 and as of December 31, 1997; (b) the financial position of the Companies and of the Subsidiaries, respectively as of July 31, 1997 and as of December 31, 1997; and (c) the sales and earnings of the Companies and of the Subsidiaries, during the period covered by the said financial statements. There are no other liabilities except for those reflected in the Financial Statements.


3.33 LOANS. Section 3.9 of Sellers' Disclosure Schedule lists and describes all loan agreements, overdraft, discounted notes and similar credit facilities, to which each of the Companies and the Subsidiaries is a party, directly or indirectly, including, without limitation, off-balance sheet loans or similar financing arrangements. All such loan agreements and credit facilities are in full force and effect and there has been, on the part of the Companies and of the Subsidiaries, no material default or delay of payments of principal or interest in respect thereof.

3.34 CAPITAL EXPENDITURES. Except as disclosed in Section 3.34 of the Sellers' Disclosure Schedule, no capital expenditures exceeding, in the aggregate, Lit. 50 million, have been made or authorized by the Companies or by each of the Subsidiaries since December 31, 1996.

3.35 TAXES. Each of the Companies and the Subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by Law, all tax returns, tax reports and social security returns which are required to be filed by each of them. Such returns and reports reflect accurately all liabilities for Taxes of each of the Companies and the Subsidiaries for the periods covered thereby. All Taxes (including interest and penalties) payable by or due from each of the Companies and the Subsidiaries (as a result of a fiscal assessment or otherwise), have been fully paid or adequately disclosed and fully provided for in the Books and Records and the Financial Statements. Each of the Companies has duly applied for the tax and social security amnesties deemed necessary and has effected payment of the entire amounts due for such amnesties. Except as disclosed in Section 3.35 of the Sellers' Disclosure Schedule, no amount is still due or will be due in consequence of the filing for the said amnesties in order for the Companies and the Subsidiaries to keep the right to the benefits provided for by the above-mentioned amnesties.

F)        EMPLOYEE MATTERS

3.36 EMPLOYEES. (1) Section 3.36 (1) of Sellers' Disclosure Schedule sets forth a complete list of seven and eight level employees and "capi settore" of each of the Companies and the Subsidiaries, their position and length of service with the Companies and each of the Subsidiaries, their salary, bonuses and any other employee benefits other than those provided by law, and whether any written employment agreements exist relating to any such employees.

          (2) Each of the Companies and the Subsidiaries is in material compliance with all Laws and applicable labor collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours, and laws and regulations concerning health and safety in the workplace.

          (3) Except as described in Section 3.36 (3) of Sellers' Disclosure Schedule, there is no labor strike, dispute, slowdown or stoppage actually pending or involving or threatened against the Companies or any of the Subsidiaries with respect to the Business or any part thereof.

          (4) No employment related complaint or grievance exists which might reasonably be expected to have a material adverse effect upon the Companies, any of the Subsidiaries or the conduct of the Business or any part thereof.


          (5) Except as disclosed in Section 3.36 (5) of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries is bound by any collective bargaining or similar agreement nor are any such agreements currently being negotiated.

          (6) No employee of the Companies or any of the Subsidiaries has any agreement as to length of notice required to terminate his employment, other than such as may be required by Law from the employment of an employee without agreement as to such notice or as to length of employment.

          (7) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued in the Books and Records.

          (8) Except as disclosed in Section 3.36 (8) of Sellers' Disclosure Schedule, no payments of salary, pension, bonuses or other remuneration of any nature have been made or authorized since the date of the Financial Statements for the year 1997 to any officers, directors, former directors, shareholders or employees of the Companies or of any of the Subsidiaries, or to any Person not dealing at arm's length with any of the foregoing, except in the ordinary course of business and at regular rates.

          (9) Section 3.36 (9) of Sellers' Disclosure Schedule heretofore is an accurate and complete list of all employee benefit plans or any other foreign pension, welfare or retirement benefit plans ("Employee Benefit Plans") of the Companies or any of the Subsidiaries.

          (10) Full payment has been made of all amounts which the Companies and any of the Subsidiaries are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Companies and any of the Subsidiaries are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee
Benefit Plan ended prior to the date thereof. The Companies and any of the Subsidiaries has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

          (11) The Sellers have delivered or caused to be delivered to the Purchaser and their counsel true and complete copies of all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date.

3.37 NO BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Sellers in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation, and the Sellers shall so indemnify the Purchaser.

G)        ENVIRONMENTAL MATTERS

3.38 ENVIRONMENTAL MATTERS. (1) Except as described in Section 3.38 (1) of Sellers' Disclosure Schedule, each of the Companies and the Subsidiaries has been and is in material compliance with all applicable international, state, regional, municipal and local laws, statutes, ordinances and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances ("Polluting Substances").

          (2) Each of the Companies and the Subsidiaries has obtained all Authorizations, certificates and registrations under Environmental Laws (the "Environmental Permits") required for the operation of the Business and each part thereof, all of which are described in Section 3.38 (2) of Sellers' Disclosure Schedule. Each Environmental Permit is valid, subsisting and in good standing; neither the Companies nor any of the Subsidiaries is in default or breach of any Environmental Permit and no proceeding is pending or threatened, to revoke or limit any Environmental Permit.

          (3) Except as  described  in Section  3.38 (3) of Sellers'  Disclosure
Schedule, neither the Companies nor any of the Subsidiaries has used or permitted to be used, except in compliance with all Environmental Laws, any of its respective property (including the Leased Properties) or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Polluting Substance.

          (4) Except as described in Section 3.38 (4) of Sellers' Disclosure Schedule, neither the Companies nor any of the Subsidiaries has received any notice of, nor been prosecuted for an offense alleging non-compliance with any Environmental Laws, and the Sellers, the Companies or the Subsidiaries have not settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any part thereof or any property of the Companies or of any of the Subsidiaries, nor has the Companies or any of the Subsidiaries received notice of any of the same.

          (5) Neither the Companies nor any of the Subsidiaries has caused or permitted, the release, in any manner whatsoever, of any Polluting Substance on or from any of the properties of the Companies or of any of the Subsidiaries (including any of the Leased Properties) or assets or any property or facility that were previously owned or leased by the Companies or by any of the Subsidiaries or any such release on or from a facility owned or operated by third parties but, with respect to which, the Companies or any of the Subsidiaries is or may reasonably be alleged to have liability regardless of any violation of Environmental Laws. All Polluting Substances and all other wastes and other materials and substances used in whole or in part by the Companies or by any of the Subsidiaries or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws. Section 3.38 (5) of Sellers' Disclosure Schedule identifies all of the locations where Polluting Substances, used in whole or in part by the Companies, or by any of Subsidiaries have been or are being stored or disposed.

          (6) Neither the Companies nor any of the Subsidiaries has received any notice that it is potentially responsible for state, municipal or local clean-up site or corrective action under any Environmental Laws.

          (7) There are no environmental audits, evaluations, assessments or studies relating to the Companies, or any of the Subsidiaries or the Business (or any part thereof) in the possession of the Companies, any of the Subsidiaries or the Sellers which have not been delivered to the Purchaser.

H)        MISCELLANEOUS MATTERS

3.39 FULL DISCLOSURE. All the financial and business and other information, provided by the Sellers to the Purchaser also with respect to the period following the end of the last fiscal year are accurate, complete and correct. Neither this Agreement nor any document to be delivered pursuant to this Agreement by the Sellers nor any certificate, report, statement or other document furnished by the Sellers, the Companies or any of the Subsidiaries in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Sellers, the Companies or any of the Subsidiaries that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, properties or conditions (financial or otherwise) of the Companies or any of the Subsidiaries.

                                     ANNEX 1

(A) mPm owns 80% in mPm Elettronica S.r.l., a company organized under the laws of Italy, with registered office at Via Donizetti no. 38, Milan;

(B) mPm Group owns the following shareholding participation in the following companies:

          (i) 100%in mPm Handels GmbH, a company organized under the laws of Germany, with registered office at Holzkirchen 83607;

          (ii) 20% in mPm Systems Limited, a company organized under the laws of the United Kingdom, with registered office at Warwickshire, UK,;

          (iii)  35% in E.L. Sind S.r.l., a company  organized under the
                 laws  of  the  Italy,with   registered  office  at  Via
                 Maggiolini n. 4, Milano.

                                                                   ENCLOSURE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

The  Purchaser   makes  the  following   representations   and   warranties  and
acknowledges that the Sellers are relying upon such representations and warranties in connection with the sale of the Shares.

4.1 ORGANIZATION, GOOD STANDING, AUTHORITY AND ENFORCEABILITY. The Purchaser is a corporation duly organized, validly existing and in good standing under [the laws of the Republic of Italy / the laws of the State of Delaware, USA]. The Purchaser has full corporate authority and power to carry on its respective business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by the Purchaser have been (or upon execution will have been) duly executed and delivered by the Purchaser and constitute (or upon execution will constitute) legal, valid and binding obligations of the Purchaser enforceable against the Purchaser, in accordance with their respective terms.

4.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof does not and will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which the Purchaser is a party or by which it is bound, (ii) the articles of incorporation and by-laws of the Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which the Purchaser is bound, or (iv) any law, rule or regulation applicable to the Purchaser.

4.3 COMPLIANCE WITH LAWS. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Purchaser and which are necessary for the execution and delivery by the Purchaser of this Agreement and the documents to be executed and delivered by the Purchaser in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

4.4 CONSENTS AND APPROVALS. No other consent or approval, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made on the part of the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation of the transactions contemplated hereunder.

4.5 NO LEGAL BAR. The Purchaser is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against the Purchaser that questions the validity of this

Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.




                                      - 2 -